EXHIBIT 10.1

Business loan agreement Variable rate only

For lending unregulated under the Consumer Credit Act 1974 to Companies, Sole Traders and Partnerships (including Limited Liability Partnerships) carrying on business in England and Wales and/or Scotland.

1.	Customer details

We:	Lloyds TSB Bank plc
Address:	4 Romulus Court
Meridian East Leicester LE19 1YG

(the 'Bank") offer to you the customer or customers referred to below, a loan on the following terms and conditions

Customer

Business Name:	Centurytouch Limited
Business Address:	69 KINGSCLIFFE ROAD
GRANTHAM LINCOLNSHIRE NG31 SET

Registered number:	07279445

Current Account Account Number 13163260	Sort Code 309358

2.	Specific Terms and Condition

Amount of the loan (excluding any amounts of interest that will be added to the loan if the agreement provides for this)	£197,925.00

Purpose of the loan

Property/land

The loan is to be borrowed in one amount

The loan must be borrowed on or before: 12/08/2010

Unless the Bank agrees otherwise:

a)	no borrowing may be made until all the conditions mentioned in Clause 2.7 of the Specific Terms and Conditions have been satisfied, and
b)	you will not be entitled to borrow any amount which has not been borrowed by the agreed date.

	Yes	No
Is Optional Business Loan Repayment Insurance (BLRI) taken?	☐	☒

The proceeds of the loan are to be credited to:

Account name
CENTURYTOUCH LIMITED

Branch sort code	Account number
309358	13163260

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2.1	Fees and costs

You shall pay any costs and expenses incurred by the Bank in assessing the loan in the preparation of this agreement, in the preparation, valuation, taking or release of any guarantee or security at any time given in connection with this agreement and in connection with the revaluation of any such security from time to time. The Bank will provide you with a written estimate of the amount of any such costs and expenses incurred by the Bank during the term of the loan before such costs are incurred.

The following charges shall be paid by you on demand by the Bank These charges are to be paid even if the loan is not borrowed. If these charges include any estimated costs or fees, such costs or fees are based on the facts known to the Bank at the date the Bank signed this agreement The actual amount charged to you in respect of these initial costs and expenses may be more or less than the figure(s) quoted.

As mentioned in Clauses 2, 3 & 6 of the General Terms and Conditions and, if required by Section 2.6 of the Specific Terms and Conditions, other costs may arise in connection with the loan.
Arrangement Fee £ 2,925.00 Security Costs £ 250.00 Valuation Fee £ 0.00 Legal Fee £0.00	Estimate

2.2	Interest

The rate of interest payable on the loan will be:
Base Rate plus 3.81 % per annum                   Base Rate is currently 0.50 % per annum.

2.3	Payment of interest

Interest shall be:

added to the loan The first date interest will be added to the loan is the 2nd of the month after the date the loan is borrowed. After that interest will be added to the loan monthly.

Interest will also be payable, or as the case may be, added to the loan on the date of final repayment of the loan Interest for any particular period is calculated on the number of days in that period and a year of 365 days.

Interest is calculated on a daily basis on the amount of the loan from time to time outstanding. The loan may include interest, costs and charges added to the loan account in accordance with the terms of this agreement.

if you fail to pay any amount payable under this agreement when due the rate of interest may be increased in accordance with Clause 63 of the General Terms and Conditions.

2.4	Repayment

The loan is repayable in:
consecutive instalments of principal and interest commencing on the first repayment date and ending on the final repayment date. The amounts will vary with changes in interest and the number of days in the charging period.
First repayment date The 2nd of the month after the date the loan is borrowed.
Repayment frequency Monthly	Number of instalments 180
Final repayment date The 2nd of the month 180 months after the date the loan is borrowed.

2.5	Prepaid of offer

This agreement shall come into effect only if the Bank receives from you and finds in order a signed copy of this agreement on or before:	Date 26/07/2010

2.6	Early Repayment Charges

Note: If you make an early repayment during any fixed rate period, an administration fee and Break Cost under Clause 2 3 of the General Terms and Conditions of this agreement may be payable irrespective of whether an early repayment charge applies.

Is an early repayment charge payable? Yes ☐ No ☒

(For loans with a term of 5 years or less from the date the loan is first borrowed)
On the date of each early repayment, you shall pay to the Bank an early repayment charge equal to 1% of the amount then being repaid.

(For loans with a term of over 5 years from the date the loan is first borrowed)
On the date of each early repayment made on or before the date which is 5 years after the date the loan is first borrowed, you shall pay to the Bank an early repayment charge equal to 1% of the amount then being repaid.

2.7	Evidence of Security

Unless received by the Bank prior to the date on which this agreement is signed by the Bank, the Bank is to receive in form and substance acceptable to the Bank the security (if any) listed in the Security Schedule and the documents, evidence or other requirements of the preconditions (if any) set out in the Preconditions Schedule.
Any security received should be accompanied by such evidence as the Bank may reasonably require to confirm the value of such security and to confirm that such security is fully effective

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3.	The schedules

Preconditions Schedule

Security Schedule

A first legal charge from Centurytouch Limited over freehold property at 27-29 Westgate and Flats 1 & 2, at 60, 62, and 63 Welby Street, Grantham, Lincolnshire, NG316LX

An unlimited debenture dated 02/07/2010 from Centurytouch Limited

An assignment of the proceeds of a Life insurance policy of not less than £450000 from Mrs Lai Lin Chan which is to be taken out in respect of borrowing of £449,645 in, the name of Centurytouch, Limited with assurers acceptable to the Bank.

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4.	General terms and conditions

Use of Loan Proceeds

1.1		You confirm that your intention is to use the loan for the purposes specified in the Specific Terms and Conditions	2.4	If the repayment details set out in the Specific Terms and Conditions make specific reference to this Clause:

Payment				(a)	the Bank may (but is under no obligation) at any time after giving you at least 30 days' written notice vary the repayment instalment amount to reflect any change in the rate of interest applicable to the loan and
2.1		You will repay the loan on the dates, and in the manner set out in the Specific Terms and Conditions. If the full amount of the loan is not borrowed the amounts of the instalments detailed will reduce accordingly
(b)
the Bank may, if changes in the rate of interest applicable to the loan are not taken into account by variations in the repayment instalment amount or if for any reason any amount remains owing to the Bank on the anticipated final repayment date, require you to continue the repayment instalments as set out in the Specific Terms and Conditions until such time as all amounts owing under and in connection with this agreement have been repaid in full

2.2		When interest is charged at a variable rate, you may at any time after giving at least 5 business days' notice to the Bank repay the whole or part of the loan early. Unless the whole loan is repaid each early repayment must be of at least £2000. You cannot redraw any amount you have paid off. Where part of the loan is repaid early, the Bank will decide how to apply the early repayment, either by (a) reducing subsequent repayments proportionately or (b) applying the early repayment to the then latest scheduled repayment installments so as to reduce the term of the loan. When interest is charged at a fixed rate, you may at any time after giving at least 5 business days' notice to the Bank repay the whole or part of the loan early together with any amount that may be payable pursuant to Clause 2 3 below. Unless the whole loan is repaid, each early repayment must be of at least £5000. You cannot redraw any amount you have paid off. Where part of the loan is repaid early, the Bank will decide how to apply the early repayment. either by (a) reducing subsequent repayments proportionately or (b) applying the early repayment to the then latest scheduled repayment installments so as to reduce the term of the loan.

			2.5		Where the amount of the loan specified in Section 2 of the Specific Terms and Conditions does not exceeding £25 000:

2.3
If you are borrowing at a fixed rate of interest, the fixed rate will protect you against the risk of an increase in interest rates during the time the fixed rate applies. The Bank, however, also needs to be protected if you repay the loan early or for any reason you do not borrow the loan in full within the period or, as the case may be on the date agreed, and owing to a fall in interest rates the Bank is not able to re—lend at the same interest rate as for the loan.
				(a)	the requirement to give at least 5 business days notice to the Bank to make early repayment of all or any part of the loan and the minimum amount in respect thereof of £2,000 which applies when interest is charged at a variable rate, and the minimum amount of £5 000 in respect of early repayment of all or any part of the loan which applies when interest is charged at a fixed rate each as set out in Clause 2.2 above shall not apply: and
		You. therefore agree that if interest on the loan is to be payable at a fixed rate of interest during any part of its term and (i) for any reason you do not borrow the loan in full within the period or, as the case may be on the date agreed, or (ii) on any day during any fixed rate period you repay the loan early in whole or in part or are required (pursuant to the terms of this agreement) to repay the loan early (the date referred to in (i) or, as the case may be, (ii) above being hereinafter referred to as the "Break Date") you will pay to the Bank on the Break Date the Break Cost and if the fixed rate of interest is or was provided by the Bank's Treasury/Financial Markets division, you will also pay to the Bank an administration fee of £250. If this agreement is a Regulated Mortgage Contract, the maximum amount of Break Cost you will pay will not exceed the amount borrowed under this agreement.		(b)	no administration fee or Break Cost as referred to in Clause 2.3 above will be payable

2.6
Without prejudice to the Bank s rights expressed in Clause 6.1 of the General Terms and Conditions, if you fail to pay an instalment in full and on time, and any part of that amount has not been paid by the time the Bank calculates your next instalment amount the Bank may (at its discretion):

				(a)	increase the amount of that next instalment and each of your remaining regular instalments proportionally to ensure that the full balance of the loan is repaid within the agreed term;
For the purposes of this agreement the "Break Cost" is the amount by which:
				(b)	extend the term of the loan; or
	(a)	the gross interest which the Bank would have been entitled to receive on the amount not borrowed or as the case may be, on the amount repaid early (had the loan been drawn in full and repaid in accordance with the originally agreed repayment structure) for the period from the Break Date to the last day of the fixed rate period less any amount payable in respect of the interest margin chargeable by the Bank, exceeds:		(c)	increase the amount of your final instalment.
	(b)	the interest which the Bank would be able to obtain by placing an amount equal to the amount not borrowed or, as the case may be, the amount repaid early on deposit with a leading bank in the London interbank market for the period from the Break Date to the last day of the fixed rate period and with the same repayment structure as agreed for the loan. The Bank will certify (such certificate to be conclusive in the absence of fraud or manifest error) to you the Break Cost.	2.7		The Bank will apply any payments it receives from you against any interest before any other amounts on your account, including the outstanding principal of the loan. This will not apply to payments made specifically for tees and/or charges or where the Bank collects the interest and principal that make up your repayment from separate accounts.
			2.8		All payments to be made by you shall be calculated and be made without (and free and clear of any deduction for) set—off or counterclaim.

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Increased Costs and Changes in Circumstances				Representations

3.1			In running its business the Bank and any holding company of the Bank each has to comply with certain regulations and requirements laid down by regulatory and other official organisations or bodies as well as the law generally. The rate of interest quoted in the Specific Terms and Conditions has been set in the light of how this affects the cost (to the Bank and any such holding company) of the Bank funding, agreeing to make or of making the loan available at the time the Bank signed this agreement. If, as a result of any new laws regulations or requirements or any changes in existing ones, such cost is increased the Bank may increase the rate of interest charged on the loan to compensate for that extra cost. The Bank will advise you in writing within 30 days of such increase taking effect	4.1		You represent that:
(a)
all action required or necessary to authorise the execution of this agreement and the performance of your obligations under and in connection with this agreement has been taken and neither the execution of this agreement nor the performance of your obligations will constitute or result in any breach of any agreement law requirement or regulation

3.2			The Bank may change its Base Rate from time to time. If so, the Bank will tell you about the change by putting notices in a selection of national newspapers (including the Daily Telegraph, The Times, Daily Mail, The Sun and Daily Record (Scotland)), and its branches within three business days of making the change. The Bank will also update its website within three business days of a Base Rate change taking effect		(b)
no material litigation, administrative or judicial proceedings are presently pending or threatened against you or your business or on your ability to meet your obligations under or in connection with this agreement or any security document given in connection with this agreement

3.3	(a)		The Bank can change any other terms of this agreement at any time:		(c)	there has been no material adverse change in the financial condition of your business since the date of the financial statement received by the Bank prior to the date on which this agreement is signed by the Bank, and
		(i)	if the change is to your advantage;
		(ii)	to reflect changes in law:. codes of practice which apply to the Bank or the way the Bank is regulated; or		(d)
no Event of Default (as described in Clause 6.1 below) has occurred and is continuing or will occur as the result of a borrowing under this agreement and no circumstance has occurred which, with the giving of notice or the passing of time could become or cause an Event of Default

		(iii)	to reflect any reasonable changes the Bank makes to its systems or processes

	(b)		The Bank will tell you personally at least 30 days before the Bank makes a change to your disadvantage (other than a Base Rate change). If you close or change your account within 60 days of the Bank telling you about this change, the Bank will not charge you extra to do so. Where interest is charged at a fixed rate, any costs or losses to the Bank arising under Clause 2.3 above may be payable. However you will not be required to pay any early repayment charges under Section 2 6 of the Specific Terms and Conditions	4.2
You shall be deemed to repeat the above representations on each day (with reference to the facts and circumstances then existing) prior to borrowing the loan and thereafter until all amounts payable to the Bank under this agreement have been paid

	(c)		The Bank can make any other changes straight away by telling you personally or by putting notices in a selection of national newspapers (including the Daily Telegraph, the Times. Daily Mail The Sun and Daily Record (Scotland)) in its branches or on its website within the next 30 days	Undertakings Prior to drawdown of the loan and thereafter until all amounts payable to the Bank under this agreement have been paid:
	(d)		When the Bank tells you personally about a change it will do so by letter e—mail, text, statement inserts or messages or in any other way which is sent to you individually.

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4.	General terms and conditions

5.1	you shall not:

	(a)	without the Bank's consent create or allow to be in place any mortgage charge or other security interest or encumbrance over the whole or any part of your business or any of the property, income or other assets of your business or enter into any transaction which in the Bank's opinion has a similar effect or factor or assign any debts.	(d)	any guarantee other security or other document or arrangement relied upon by the Bank in connection with the loan ceases to be continuing or ceases to remain fully effective or notice of discontinuance is received by the Bank or if the Bank reasonably believes that the effectiveness of any such document or arrangement is in doubt or if any provision of such document or arrangement is not complied with for any reason or any favourable tax treatment afforded to any pension policy or to any life policy held by or charged to the Bank ceases to be available

(b)
sell, lease or otherwise dispose or attempt to dispose of the whole or any part of your business or any of the property, income or other assets of your business other than for a full and fair value (save that no such sale, lease or other disposal may be made or entered into (i) if it would breach the terms of any security document given to the Bank, or (ii) in respect of any undertaking property, revenue or asset over which the Bank then has a fixed charge or fixed security interest).
			(e)	in the case of a Company or a Limited Liability Partnership:

	(c) (d)	significantly change the nature of your business as it is now conducted or in the case of a Company or a Limited Liability Partnership allow any subsidiary to do any of the above.		(i)
administrator, custodian, trustee, liquidator or similar official is appointed of the whole or any part of your business or of any of the assets of your business or an administration application is presented or made for the any person with a legal claim takes possession or a receiver making of an administration order or a notice of intention to appoint an administrator is issued by you or your directors or (in the case of a Limited Liability Partnership) your members or by the holder of a qualifying floating charge or notice of appointment of an administrator is filed by any person with the court or a judgment decree or diligence is made or granted against you

				(ii)	proceedings are commenced or a petition is presented or an order is made or a resolution is passed for your winding up or you are or become insolvent

5.2	you shall promptly provide the Bank with copies of any financial information that the Bank may from time to time reasonably request, including but not limited to:			(iii)

you stop or threaten to stop payment of your debts generally or you are deemed by law unable to pay your debts or you or your directors or (in the case of a Limited Liability Partnership) your members convene or become obliged to convene a meeting of shareholders., members or creditors with a view to winding up or an application is made in connection with a moratorium or a proposal to creditors for a voluntary arrangement is made by you or you take any action (including entering negotiations) with a view to readjustment rescheduling forgiveness or deferral of any part of your indebtedness.

	(a)	copies of your financial statement within 180 days of the end of each financial year, and		(iv)	the persons who now control you cease to have such control or
(b)

copies of your periodic management accounts at such intervals as the Bank may require in a form acceptable to the Bank within 30 days of the end of the period to which they relate. The Bank may at its option require such management accounts to incorporate an age—analysis of debtors, a schedule of all tenancies (if any) of any property held by the Bank as security at the date of the accounts and/or a breakdown of stock in trade.
(v)

any of the events set out in this Clause 6.1(e) occur in relation to any parent or subsidiary or any guarantor of or provider of security for the loan or, in the case of any individual that provides any guarantee or other security for the loan, a petition is presented for a bankruptcy or sequestration order against any such individual or any such individual dies or becomes incapable of managing his or her affairs by reason of mental disorder or any action is taken in any jurisdiction which is similar or analogous to any of these events in respect of you or any of the aforementioned parties

5.3
you shall maintain with reputable underwriters or insurance companies adequate Insurance on and over your business and the assets of your business, such insurance to be against such risks and to the extent usual for persons carrying on a business such as that carried on by you and, from time to time upon the request of the Bank you shall furnish the Bank with evidence of such insurance.
			(f)	in all other cases:

5.4	If you have opted for Business Loan Repayment Insurance (BLRI):			(i)
any person with a legal claim takes possession or a receiver, administrator, judicial factor, interim trustee, trustee in sequestration or similar official is appointed of the whole or any part of your business or of any of your business assets or an application or a petition is presented or made for either an administration or a bankruptcy order against you or a judgment decree or diligence is made or granted against you

	(a)	you agree to pay the monthly insurance premium to the insurers (or as they instruct) by direct debit.		(ii)

a petition is presented or an order is made for your winding up (if you are a partnership) or you resolve either to cease trading or to wind up your business in any way or dissolve such business for any reason

	(b)	any insurance benefits the Bank receives, relating to the repayment of the loan will be used towards paying off what you owe in this agreement,		(iii)

you stop or threaten to stop payment of your debts generally or you are deemed by law unable to pay your debts or an application is made in connection with a moratorium or a proposal to creditors for a voluntary arrangement by you or you take any action (including entering negotiations) with a view to readjustment rescheduling, forgiveness or deferral of any part of your indebtedness.

(c)
the Bank will hold any money the Bank receives in relation to the insurance (including any claims payments paid to the Bank by the insurer) in its capacity as a bank approved by the Financial Services Authority rather than as a trustee for you for in Scotland as an agent for you), and the Financial Services Authority's client money rules do not apply to the money so held. and
(iv)

you die or become incapable of managing and administering your property and affairs by reason of mental disorder or (if you are a partnership) there is any change in the membership of the partnership or

5.5

If the ratio of the loan to the value of the security given to the Bank is at any time higher than that applicable on the date this agreement was signed by the Bank and unless any specific requirement is set out in any Additional Terms and Conditions added to this agreement (which requirement shall take precedence over this Clause) you agree promptly to:—
(v)
any of the events set out in this Clause 6.1(f) occur in relation to any guarantor of or provider of security for the loan or any action is taken in any jurisdiction which is similar or analogous to any of these events in respect of you or any guarantor of or provider of security

(a)

reduce the loan (in accordance with Clause .2 above including paying any costs or losses to the Bank arising under Clause 2.3 above and any early repayment charges if required under Section 2 6 of the Specific Terms and Conditions) or
(g)

you cease or threaten to cease to carry on your business in the normal course or you fail to maintain or breach any franchise, licence or right necessary to conduct your business or breach any legislation relating to your business including but not limited to any applicable environmental protection laws or

	(b)	provide the Bank with additional security acceptable to the Bank and	(h)

you fail or have failed to disclose to the Bank any important information that is relevant to the loan or the security required or you undertake or are subject to any action or occurrence which the Bank reasonably believes could place at risk the payment of any amount owing to the Bank

	(c)	provide such evidence as the Bank may from time to time require to confirm the Value of such security and to confirm that the security remains effective The Bank may have the security given to it revalued at any time during the term of the loan where, for example, the Bank needs to meet any regulatory requirements or to check that the value continues to be adequate security for repayment of the loan. You will pay the cost incurred by the Bank (acting reasonably) for each revaluation.	6.2	If any Event of Default happens or anything happens that might reasonably be expected to lead to an Event of Default you shall inform the Bank immediately

Default and Termination
6.1

The events listed in (a) to (h) of this Clause 6.1 are called 'Events of Default' . As soon as an Event of Default happens or at any time thereafter, by giving notice to ydu, the Bank may cancel any obligations it has to lend money to you and may also make the loan become repayable on demand. When the loan is repayable on demand you must repay the loan to the Bank together with all interest which has accrued on the loan and any other amounts owing under or in connection with this agreement (including any costs and losses arising under Clause 2.3 above but you will not be required to pay any early repayment charges under Section 2.6 of the Specific Terms and Conditions) as soon as the Bank requests you to pay these amounts. The Bank may do this at the time the loan becomes repayable on demand or at any later time.
			6.3	If any amount payable in respect of this agreement is not paid when due (including any amount payable under this Clause 6) we may require you to pay interest on that amount at the default rate from the date on which the amount was due until it is paid to the Bank (whether before or after judgment). Interest, if unpaid, may be added to the amount in default at monthly intervals. The default rate shall be the rate determined by the Bank to be 3% per annum higher than the rate of interest specified in the Specific Terms and Conditions that would normally apply

Events of Default
	(a)	you fail to pay when due any indebtedness owed by you to the Bank or you fail to comply with any other obligation or undertaking to the Bank.	6.4	You shall indemnify the Bank against any costs incurred or losses reasonably sustained by the Bank as the result of any Event of Default happening or any failure by you to pay any amount demanded by the Bank as a result of an Event of Default

	(b)

you fail to pay when due any indebtedness owed by you to another creditor or any of your creditors changes (or obtains the right to change) the original date on which that indebtedness is or was due to be paid to an earlier date as a result of your failure to comely with obligations in connection with that indebtedness

	(c)	any representation or statement made by you to the Bank, whether or not in connection with this agreement proves to have been incorrect or inaccurate when made or deemed made

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4.	General terms and conditions

6.5	You shall also pay any costs and expenses reasonably incurred by the Bank in enforcing or perfecting any security for the loan and in enforcing or preserving its rights under this agreement.	7.13	If the loan is available to more than one person, each and every undertaking and liability of all of you under and in connection with this agreement shall be joint and several and references to you shall mean any one or more of you. Therefore each of you is jointly and separately responsible for complying with the terms.- - I conditions of this agreement and for repaying all the liabilities under this agreement and not just a share of them The Bank may take action against any one of you

Other		7.14	This agreement is for the benefit of the contracting parties only and shall not confer any benefit on or be enforceable by a third party.

7.1	This agreement (and any non-contractual obligations arising out of or in connection with this agreement) shall be construed and have effect in accordance with the applicable law and is subject to the jurisdiction of the Courts in the jurisdiction of the applicable law. The applicable law will be the laws of England and Wales or the laws of Scotland; it will be the governing law of the country in which the branch or office of the Bank given at the heading of this agreement is situated on the date this agreement is signed by the Bank. The Bank may take action against you in any other jurisdiction where proceedings may be lawfully commenced	7.15 7.16
The Specific Terms and Conditions and General Terms and Conditions together with any Additional Terms and Conditions attached to this agreement shall be read and construed as one agreement.

In this agreement the following terms shall have the following meanings:

the "Bank' includes its successors and assigns

"Base Rate" means the Base Rate from time to time of Lloyds TSB Bank plc (or any rate at any time replacing that rate). Base Rate may be varied (either up or down) by the Bank at any time. Notice of changes is currently displayed in branches of the Bank on the website (www lloydstsb com) and in a number of daily newspapers.

7.2	No delay or omission by the Bank in exercising any of its rights hereunder shall operate or be construed as a waiver, nor shall any single or partial exercise of any such right prevent any other or further exercise of any other right.

7.3	if the loan is to be borrowed, or if any payment becomes due from you, on a day which is not a business day then the amount concerned will be borrowed or as the case may be will become payable on the next business day.
"a business day" means a day other than a Saturday or a Sunday on which banks are open for normal business in the jurisdiction of the applicable law.     "control" shall have the meaning given to it in Section 840 of the Income and Corporation Taxes Act 1988 or any amendment to or restatement of that Act for the time being in force

"current account" means (if your main business current account is with the Bank) your main business current account with the Bank or (if your main business current account is not with the Bank) your feeder account with the Bank namely an account through which the Bank channels your and its payments under this agreement; or another permitted account with the Bank.

"financial statement" means at any particular time the latest balance sheet and profit and loss account of your business together with the notes to both. You must ensure they are audited or signed by an independent accountant if required by law or if reasonably required by the Bank You must also ensure that., unless the Bank allows otherwise (the Bank will not unreasonably withhold or delay its permission), they are prepared on the same basis and (except to the extent necessary to reflect any changes in generally accepted accounting principles) in accordance with the same accounting principles as the latest such balance sheet and profit and loss account received by the Bank prior to the date on which this agreement is signed by the Bank

7.4	The Bank may use any credit balance there may be on any of your accounts held with the Bank towards payment of any amounts owed by you to the Bank under this agreement without notifying you beforehand whether such credit balances are in sterling or any other currency or are deposited for fixed or determinable periods

7.5	Unless otherwise agreed by the Bank you shall at all times during the term of this agreement keep a current account with the Bank and all amounts from time to time due to the Bank under this agreement may be debited to that account.. The Bank recommends that you make sure you have enough funds to meet all such payments as they become due. If you do not maintain such an account with the Bank, the Bank may (without prejudice to its rights under Clause 6.1 above) add to your loan account any interest that is to be paid by you but which is not paid on the date it is due for payment. The Bank may charge interest on any amount so added to the loan account.

7.6
If the current account is a feeder account (see Clause 7.16 below) and there are insufficient funds in your feeder account to make a payment under this agreement in full when it becomes due, the Bank may:

"loan" means, at any particular time, the total amount which may be borrower you under this agreement or, if appropriate, the total amount which has beer debited to the loan account and remains outstanding at such time. The loan at any time, include any interest, costs and charges added to the loan account iii accordance with this agreement.

"month' means a calendar month.

	(i) make the payment in full and charge you fee(s) and interest on your feeder account as a result; or

	(ii) reverse the payment to your loan account and charge you fee(s) on the feeder account as a result.
"parent" and "subsidiary" shall have respectively the meaning given to parent undertaking and subsidiary undertaking in Section 1162 of the Companies Act 2006 or any amendment to or restatement of that Act for the time being in force During any period in which you do not have a subsidiary, all references to your subsidiaries shall be ignored and the relevant text read and construed accordingly.

"Regulated Mortgage Contract" means a contract where the loan is provided to an individual (i.e.. sole trader or partnership) and the loan is secured by a first legal mortgage onelend in the UK where at least 40% of that land is used or is intended to be used as or in the connection with a dwelling by the borrower or a close family member.

	Any charges payable under this clause will be the same as the equivalent charges applicable at the time to the Bank's standard business current account. The Bank has provided you with details of these and you can ask the Bank for another copy of those details at any time.

7.7	Any security given to the Bank (whether given before the date on which this agreement is signed by the Bank or at any time in the future and whether or not specified in this agreement) shall, unless otherwise agreed by the Bank, be security not only for the loan but also for all other moneys and liabilities whether certain or contingent at any time due, owing or incurred by you to the Bank

7.8	The Bank may sell, assign, transfer, securitise or otherwise dispose of in any manner its rights or obligations under this agreement to any other person or enter into transactions which have the effect of transferring the economic or credit risks and/or rewards of the Bank under this agreement with any other person. You will promptly execute any documents that the Bank may reasonably require to give effect to any such assignment, assignation, transfer, securitisation or other disposal. You may not assign, transfer or otherwise dispose of any or your rights obligations or benefits under this agreement.		"your business" shall include, in the case of a Company or a Limited Liability Partnership the business of your subsidiaries.

7.9	In the event of, or in connection or contemplation of, a proposed sale, assignment. securitisation, transfer or other disposal of risks and/or rewards of the loan (or part of it), or sale assignment transfer, securitisation or other disposal of any of the Bank's rights under this agreement the Bank may disclose information about you, your finances and this agreement to any potential purchaser, assignee, transferee,. counterparty to an agreement transferring risks and/or rewards, rating agencies, listing authorities, their and our advisers, and any other person to whom the Bank may deem it necessary to disclose such information in relation to any proposed sale, securitisation transfer assignment or transfer of risks and/or rewards;	7.17	The Bank will not be liable for any loss, damage, interruption, delay or non-performance in connection with this agreement to the extent that it is caused by events which are beyond the Bank's reasonable control which may include for example explosion, terrorism, war, riot or other civil disturbance or failure or interruption of any electronic communications system caused by someone else.

7.10	You consent to the Bank disclosing information about you, your finances and this agreement to any person providing any security for any of your obligations and to them giving us information about you	7.18	If you do not pay the Bank what you owe under this agreement and the Bank does not require you to pay interest on that amount at the default rate pursuant to Clause 6.3 above and the Bank obtains judgment against you in a court, the Bank may continue to charge interest on the judgment amount at the rate specified in Section 2 2 of the Specific Terms and Conditions of this agreement.

7.11	This agreement and all communications from you to the Bank in connection with this agreement and the loan (all of which are to be sent in writing to the Bank) shall, in the case of a Company or Limited Liability Partnership, be signed on your behalf either in accordance with the mandate given by you to the Bank, or if requested by the Bank. in accordance with a specific resolution of your Board of Directors/Members, or in the case of a partnership, shall be signed by all partners unless otherwise agreed by the Bank, or in all other cases. shall be signed in accordance with the mandate given by you to the Bank.	7.19	If any term or provision in this agreement shall in whole or in part be held to any extent to be invalid, void, illegal or unenforceable under any enactment or rule of law, that term or provision shall to that extent be deemed not to form part of this agreement and the enforceability of the remainder of this agreement shall not be affected.

7.12	Any change to this agreement other than the changes to be made by the Bank as provided in this agreement must be made in writing and be signed by the contracting parties.	7.20	You may at any time substitute any property charged to the Bank with alternative property if the alternative property has a value at least equal to the value of the property to be released. When the Bank is satisfied that the alternative security is fully effective it will discharge the security being substituted.

Page 7 of 10	11563 - 1109 - Variable rate loan

4.	General terms and conditions

Use of Personal Information and Credit, Fraud and Identification Checks

When you apply to open an account, we will check our own records for information on individuals who are Key Account Parties. "Key Account Parties” are individuals who are a traders, proprietors, partners, directors, members, beneficial owners, trustees or ier controlling officials of the business or organisation including signatories to the account. We may also carry out a search through credit reference agencies on these individuals. The credit reference agencies will keep a record of this search and this record may be used by other organisations to verify their identities We may also check or share information with fraud prevention agencies to prevent fraud and money laundering.

When you apply for credit and credit related or other facilities, we may carry out a search through credit reference agencies on you and/or Key Account Parties. The credit reference agencies will keep a record of this search whether or not the application proceeds. A record of the search on personal files will not be made available to other organisations. A record of the search on the business file will be made available to other organisations. We may also check or share information with fraud prevention agencies to prevent fraud and money laundering.

When you have an account with us, we may disclose how you have run your account(s) to credit reference agencies. If you borrow and do not repay in full and on time, we may tell the credit reference agencies. We may make periodic searches of the Lloyds Banking Group records and credit reference agencies to manage your account(s) including to make decisions whether to continue or extend existing credit. The Lloyds Banking Group includes us and a number of other companies using brands including Lloyds TSB, Halifax 'id Bank of Scotland, and their associated companies. More information on the Lloyds Inking Group can be found at www.11oydsbankinggroup.com. For these purposes associated companies" includes Lloyds Banking Group plc and any subsidiary, affiliate or other firm directly or indirectly controlled from time to time by either Lloyds Banking Group plc or us.

We may also check and share information with fraud prevention agencies to prevent fraud and money laundering.

If false or inaccurate information is provided or fraud is suspected details may be passed to fraud prevention agencies and other relevant agencies.

If you or Key Account Parties ask, we will tell you or them which credit reference and fraud prevention agencies we have used so you or they can get a copy of your or their details from these agencies.

This is a condensed guide to the use of your personal and business information by us and at credit reference and fraud prevention agencies. If you would like to read full details of how data may be used, please visit our website at www.IIoydstsb.com/business/customerdata or contact your relationship manager or relationship team.

Page 8 of 10	11563 - 1109 - Variable rate loan

5.	Declaration of Exemption relating to business (Order 2007 SI 2007/1168) from the Consumer Credit Act of 1974

(Only applicable if you are a sole trader or a partnership of two or three partners or an unincorporated body)	I/We understand that this declaration does not affect the powers of the court to make an order under section 1408 of the Consumer Credit Act 1974 in relation to a credit agreement where it determines that the relationship between the creditor and the debtor is unfair to the debtor.

I am/We are entering this agreement wholly or predominantly for the purposes of a business carried on by me/us or intended to be carried on by me/us.	I am/We are aware that, if 1 am/we are in any doubt as to the consequences of the agreement not being regulated by the Consumer Credit Act 1974 I/we should seek independent legal advice

I/We understand that I/we will not have the benefit of the protection and remedies that would be available to me/us under the Consumer Credit Act 1974 if this agreement were a regulated agreement under that Act.

6.	Your Acceptance

By signing and returning this agreement:		(b)	if you are a sole trader or a partnership of two or three partners or an unincorporated body you also acknowledge that you have made a declaration for exemption relating to businesses as set out above.

(a)	you acknowledge having received, read and understood a copy of this agreement and agree to the Specific Terms and Conditions and to the General Terms and Conditions set out above and to the attached Additional Terms and Conditions forms numbered
This agreement creates legal obligations and therefore before signing we recommend that you consider taking independent advice. This may help you understand the potential consequences in the event that things go wrong.

(together "the agreement"), you acknowledge that this agreement comprises all the terms currently applicable to the loan and that no representation made in good faith, warranty or undertaking has been made by the Bank in connection with the loan which is not set out in this agreement, and you acknowledge that in deciding to enter into this agreement and to proceed with any transaction or project for which the loan has been sought you have not received or relied upon any advice given by the Bank

Page 9 of 10	11563 - 1109 - Variable rate loan

Company

Signed for and on behalf of the customer by:

Director/Member/Authorised signatory name (delete as appropriate)	Director/Member/Authorised signatory name (delete as appropriate)

Signature	Signature

Date	Date

Director/Member/Authorised signatory name (delete as appropriate)	Director/Member/Authorised signatory name (delete as appropriate)

Signature	Signature

Date	Date

Pursuant to a Resolution of the board/members dated	This will be either the date of the account mandate, if an appropriate resolution is contained therein or the date of a specific resolution passed in respect of this agreement.

Signed for Lloyds TSB Bank plc

Date: 12/07/2010

Please contact us if you'd like this in Braille, large print or on audio tape.

www Itoydstsb.com/business

We accept calls made through RNIED Typetalk

alls may be monitored or recorded in case we need to check we have carried out your instructions correctly and to help improve our quality of service. Lloyds TSB Bank plc Registered Office: 25 Gresham Street London EC2V 7HN. Registered in England and Wales. no. 2065 Telephone: 020 7626 1 500 Lloyds TSB Scotland plc Registered Office. Henry Duncan House, 120 George Street. Edinburgh EH2 4LH. Registered in Scotland no 95237 Telephone' 0131 225 4555. Authorised and regulated by the Financial Services Authority under numbers 119278 and 191240 respectively Our service promise

We aim to provide the highest level of customer service possible. However if you experience a problem, we will always seek to resolve this as quickly and efficiently as possible A copy of our 'How to voice your concerns' leaflet can be obtained by contacting us. The complaint procedures are also on our website www lroydstsb com/business/contactus.

Page 10 of 10	11563 - 1109 - Variable rate loan

Mrs Lai Lin Chan and
Mr Yew Kee Wong
69 Kingscliffe Road
Grantham
Lincolnshire
NG31 8ET

Our Ref: TR/117407

20th December 2011

Dear Mrs Chan

MORTGAGE OFFER
Centurytouch Limited

We're delighted to enclose the mortgage offer.

Please arrange for the mortgage offer to be signed and returned to us within 21 days. If we do not receive the offer letter within this period the offer will lapse and a £100.00 fee will be charged to revise the offer letter.

Please also send us the commitment fee cheque for £6,825,00 so that we can instruct our solicitors. Alternatively, you can pay over the phone by calling our mortgage processing team on 01733 404510 quoting your card details. Without your commitment fee. we are unable to instruct our solicitors and progress your mortgage.

Should you require any further information or assistance with this offer please do not hesitate to contact the undersigned.

Yours sincerely

Timothy Rist DipFSM CeMAP
Lending Manager
Tel: 01733 362477
Mobile: 07540 961729
Fax: 0800 0664429
Email: aldermore.co.uk

OFFER

Address:	69 Kingscliffe Road Grantham Lincolnshire NG31 BET	Dated: 20th December 2011

Dear:	Mrs Lai Lin Chan Mr Yew Kee Wong

Name:	Centurytouch limited	Application Number:117407

Red No (If applicable):	07279445

We are pleased to offer you a mortgage loan on the terms set out below. Your offer terms incorporate our Morigage Conditions 2009 Booklet

This offer is valid for 21 days. If we do not receive the offer letter within this period a £100.00 fee will be charged to revise the offer letter. Once the offer is accepted the mortgage must complete within 90 days of the above date. If not, a further fee of £250.00 will be charged for the application to be re-checked by our underwriting team and where necessary this may result in a new offer on different terms being made. A new valuation may also be required and a fee will also be charged for this.

Please note that the valuation report upon which this mortgage oar is based is valid for a period of 4 months from the date of the report. Should completion not occur within this period then a new valuation will be required and you will be charged a fee for this.

You can withdraw before signing this offer, or before the mortgage is completed, but if you do so you will lose any fees listed in Section 5 below which you have paid and which are not refundable. Once the mortgage has been completed you will have no right to withdraw, though you can repay the mortgage early, subject to the terms of the mortgage including any early repayment charge.

1. Security

A first legal charge over the freehold property known as 240 Derby Road, Nottingham, NG7 1NX

A first legal charge over the freehold property known as 27-29 Westgate, 61.63 Welty Street, Grantham, Lincolnshire, NG31 6LX

A first legal charge over the freehold property known as 310, 312, 314 & 343 Carlton Hilt, Corlton, Nottingham, NG4 1JE

A first legal charge over the freehold property known as 53 High Street, King Lynn, Norfolk PE30 1BE

A first legal charge over the freehold weedy known as 62 Gold Street, Northampton, NN1 1RS

A first legal charge over the freehold property known as 453 Firth Park Road, Sheffield, S5 6QQ

A first, fixed and floating charge over the assets of the company will be required on our standard form.

A guarantee of the liabilities of the borrower(s) limited to £1,365,000.00 plus interest and costs from: Mrs Lai Lin Chan and Mr Yew Kee Wong

5. Fees	Fee Amount

Commitment Fee. Payable on signing the offer. Refundable on completion.	£6,825.00

If the mortgage does not complete the commitment fee. lees our reasonable administration costs, will be forwarded to our legal representatives and will be used in part or Whole against any fees incurred in the completion of the mortgage. Any surplus will be forwarded to you.

Arrangement Fee. Payable on completion. Non refundable.	£23,887.50

Telegraphic Transfer Fee. Payable on completion. Non-refundable.	£30.00

Legal Fees - you will pay all legal fees and costs (both yours and ours) relating.to the mortgage whether or not it completes.

Our tariff of charges will also apply. You may have to pay other taxes or costs in addition to any fees shown here.

6. Insurance

The Properties must be adequately insured for the full reinstatement amount as advised by our value below under an acceptable building insurance policy with suitable evidence of cover provided to us and our interest must be noted on the policy.

•	240 Derby Road, Nottingham, NG7 1NX - £634,000,00
•	27-29 Westgate, 61-63 Welby Street, Grantham, Lincolnshire, NG31 6LX - £1,620,000.00
•	310, 312, 314 & 343 Carton Hill, Carlton, Nottingham, NG4 1JE - £635,000.00
•	53 High Street, King's Lynn, Norfolk, PE30 1BE - £160,000.00
•	62 Gold Street, Northampton, NN1 1RS - £280,000.00
•	453 Firth Park Road, Sheffield, S5 6QQ - £227,000.00

7. Early repayment

An early repayment charge is payable if you repay the loan before the end of the term as follows: If you repay in months 1 to 36 then it will be 3.00% of the amount repaid and in months 37 to 60 it will be 2.00% of the amount repaid.

2. Loan Details

Loan Amount £1,365,000.00

Security Properties:
240 Derby Road, Nottingham, NG7 1NX
27-29 Westgate, 61-63 Welby Street, Granthem, Lincolnshire, NG31 6LX
310,312,314 & 343 Carlton Hill Carlton, Nottingham, NG41JE
53 High Street, King's Lynn, Norfolk, PE30 1BE
62 Gold Street, Northampton, NN1 1RS
453 Firth Park Road, Sheffield, S5 6QQ

Total property value	£2,275,000.00
Mortgage term	240 months
Mortgage Basis:	Repayment basis.

240 payments on a capital and interest basis at a variable rate of 6.40%

3. Interest Rate

This is a LIBOR Linked Mortgage provided by Aldermore Bank PLC.

This product is a variable rate which is 5.35% above the LIBOR (London Interbank Offered Rate) quoted for 3 month deposits in sterling of an amount equivalent to the outstanding balance of the loan on Reuters Page "LIBOR" (or any replacement for this) currently 1.05%. to give a current rate payable of 6.40% which will not go below a floor of 8.35% (the minimum interest rate) once LIBOR reaches 3%. Where this screen is not available it will be such rate as we reasonably determine is the relevant comparable rate.

Subject always to the minimum Interest rate, the interest rate will change automatically to reflect any changes in LIBOR. On the 15th day of February. 15 May, 15 August and 15 November (the interest fixing date) we will review the most recently published LIBOR. If LIBOR has changed, the interest rate will change with it to take effect from the Interest fixing date.

4. Loan Repayments	Monthly Payments

240 payments On a capital and interest basis at a variable rate of 6.40%	£10,096.87

The amount of your first repayment may differ depending on when completion occurs. The Mortgage Conditions describe this.

8. Special Conditions

1.	We require sight of satisfactory proof of name and address for Mr. Yew Kee Wang, to be verified by the Lending Manager and our solicitors.

2.
The Properties must be adequately insured for the full reinstatement amount as advised by our valuer below under an acceptable building insurance policy with suitable evidence of cover provided to us and our interest must be noted on the policy.

•	240 Derby Road, Nottingham, NG7 1NX - £634,000.00
•	27-29 Westgate, 61-63 Welby Street, Grantham, Lincolnshire, NG31 6LX - £1,620,000.00
•	310, 312, 314 & 343 Carlton Hill, Carlton, Nottingham, NG4 1JE - £635,000.00
•	53 High Street, Kin's Lynn, Norfolk, PE.30 1BE - £160,000.00
•	62 Gold Street, Northampton, NN1 1RS - £280,000,00
•	453 Firth Park Road, Sheffield; S5 6QQ - £227,600.00

3.	We require sight of a satisfactory reference from the existing mortgage lender.

4.	We require sight of satisfactory redemption statement from the existing mortgage lender.

5.
We solicitors to approve the lease(s) at the Properties which are to confirm a rental income not less than the market rental value, the terms of this lease must be to our and our solicitors' entire satisfaction.

6.	We require sight of the Assured Shorthold Tenancy Agreement(s) at the Property(s), the terms of which are to be to our entire satisfaction.

7.	We require sight of a coal mining report for the below listed properties. the contents of which are to be to our solicitors entire satisfaction.

•	240, Derby Road, Nottingham, NG7 1NX
•	310,312, 314 &343, Carlton Hill, Carlton, Nottingham, NG4 1JE
•	453, Firth Park Road, Sheffield, S5 6QQ

8.
By signing this offer you provide your undertaking that you will not assign, sell, transfer or issue new shares in the company without the prior written consent of Aldermore Bank PLC, such consent not to be unreasonably withheld.

9.	You will provide us with a certified copy of a resolution of your board of directors approving entry into the mortgage and any necessary documentation together with evidence of authorised signatories.

10.
Prior to completion your solicitors must provide us with specific written confirmation of the directors and shareholders/investors for Centurytouch Limited We will need to make sure we have the correct identification and Address Verification for all the Directors and any shareholders/ investors with 25% or more shareholding/investment.

11.
The following areas of legislation apply to the property and by signing our offer letter the applicant will thereby undertake to fully comply with each area; EPC, Fire Risk Assessment, Disability Discrimination Act and Asbestos Containing Material inspection and management plan. The customer will also forward relevant reports or certificates as requested by the Bank from time to time.

12.	We require the Report on Title to be referred to the valuer for comment, these comments must be to the Banks entire satisfaction.

13.	We require the Lending manager to visit the Property management company and confirm its ability/robustness, which must be to the Banks entire satisfaction.

9. Declaration

This is an important legal document all of you must read this offer and the Mortgage Conditions carefully. You need to understand the implication of the commitment that you are making, and the obligations you are entering into, before accepting the offer. If there are any terms or conditions that you, do not understand, please ask your solicitor to explain them to you.

Please do not make any Alterations to this offer. If there are any terms or conditions that we agree to change or revise, we will issue a new offer document.

1.	Please sign and return copy of this offer to us along with your payment for the Commitment Fee, if not already paid to us, in the stamped addressed envelope provided.

2.
Your offer is conditional on any outstanding conditions being satisfied and our being fully satisfied with our security and our Solicitor giving us a certificate of title in accordance with our Instructions, and everything else required under our instruction having been satisfactory performed.

3.
Our Solicitors will liaise with your Solicitors to complete all the necessary legal requirements and to complete this mortgage as quickly as possible. The security documentation will be sent to your Solicitors for them to witness the execution.

4.	Please ensure your Solicitors are fully instructed in this matter.

 Yours sincerely

For and on behalf of Aldermore Bank PLC	For and on behalf of Aldermore Bank PLC

By Countersignature you accept this offer and the terms incorporated into it

Signed:		Signed:

for and on behalf of Centurytouch Limited

Dated:	20th December 2011	Dated:	20th December 2011

If your correspondence address differs, following completion of your commercial mortgage, from the address quoted at the head of this letter please complete section below.

House Name

House Number

Address Line 1

Address Line 2

Address Line 3

Town/City

Country	Postcode

Aldermore Mortgages 1st Floor Block B Western House Lynch Wood PETERBOROUGH PE2 6FZ www.aldermore.co.uk

Mrs L L Chan
69 Kingscliffe Road
GRANTHAM
Lincolnshire
NG31 8ET
United Kingdom

If the address details shown above are incomplete or incorrect, please notify our Customer Services Team.

Account no. 103370704	Statement date 17 April 2012

Interest rate changes during the period covered by this statement

15 Feb 2012 6.45%

Payment Date	Transaction Type	Debit	Credit	Balance

01 Feb 2012	Mortgage Advance	£1,341,082.50		£1,341,082.50 DR
01 Feb 2012	Fee Charged - Completion Fee	£23,887.50		£1,364,970.00 DR
01 Feb 2012	Fee Charged - Transfer Fee	£30.00		£1,365,000.00 DR
01 Mar 2012	Mortgage Payment Due
01 Mar 2012	Repayment by Direct Debit		£10,358.57	£1,354,641.43 DR
01 Mar 2012	Interest Charged	£7,208.36		£1,361,849.79 DR
02 Mar 2012	Payment Reversed - Direct Debit	£10,358.57		£1,372,208.36 DR
07 Mar 2012	Repayment by Cash		£10,000.00	£1,362,208.36 DR
08 Mar 2012	Repayment by Cash		£359.00	£1,361,849.36 DR
16 Mar 2012	Fee Charged - Letter of Consent fee	£60.00		£1,361,909.36 DR
19 Mar 2012	Fee Charged - Adhoc Charge	£250.00		£1,362,159.36 DR
19 Mar 2012	Fee Charged - Adhoc Charge	£50.00		£1,362,209.36 DR
01 Apr 2012	Mortgage Payment Due
01 Apr 2012	Interest Charged	£7,464.09		£1,369,673.45 DR
02 Apr 2012	Repayment by Direct Debit		£10,134.34	£1,359,539.11 DR

This mortgage is Repayment.

Any property used as security, which may include your home, may be repossessed if you do not keep up repayments on your mortgage.

The balance shown on this statement is not a settlement figure.

In accordance with the terms and conditions of your mortgage offer please forward your Buildings Insurance renewal schedule annually. The interest of Aldermore Bank Plc should be noted in the policy.

EARLY SETTLEMENT

Remaining term	238 months
Date at which early repayment charge ceases to apply	31 January 2017

Amount owed as at 17 April 2012	£1,359,539.11
Contractual interest to 17 April 2012	£3,843.96
Early Repayment Charge	£40,786.19
Redemption Admin Charge	£90.00
Payment required to settle at 17 April 2012	£1,400,415.30

Please contact our Customer Services Team on +44 [0] 1733 362098 for an up to date quote if you intend to settle the account.

TARIFF OF CHARGES

Security Revision

Where the Bank is requested to revise its existing security arrangements, the following charges may be applicable:

•	Commercial leases together with any additional costs levied by solicitors and valuers acting on behalf of Aldermore Bank plc: £150.00
•	Assured Shorthold Tenancy together with any additional costs levied by solicitors and valuers acting on behalf of Aldermore Bank plc: £80.00
•	Transfer of Equity together with any additional costs levied by the solicitors acting on behalf of Aldermore Bank plc: £140.00
•	Sale of part of the security: £95.00
•	Right of Way/Easement/S. 106 Agreement etc. consent together with any additional costs levied by solicitors and valuers acting on behalf of Aldermore Bank plc: £125.00
•	Additional Properties: £150.00
•	Variation of Life Policy: £100.00
•	Assignment of Life Policy: £50.00
•	Deed of postponement: £100.00

Other Security Matters

•	Ground Rent/Service Charges - customer fails to pay ground rent or service charge and Aldermore Bank plc face the risk of Forfeiture of the lease by the Freeholder: £100.00
•	Property insurance changes: £50.00

Administration

•	Additional mortgage statements : £15.00
•	Audit Letter : £30.00
•	CHAPS/Telegraphic Transfer fee : £30.00
•	Copy documents (deeds/leases etc.) : £10.00
•	Deeds - issue to solicitors : £40.00
•	Deeds - Investigation to satisfy a query : £35.00
•	Letter of consent to subsequent charges or letting : £60.00
•	Mortgage reference : £60.00
•	Second mortgage questionnaire : £60.00

Any property used as security, which may include your home, may be repossessed if you do not keep up repayments on your mortgage.

•	Post completion conversion from repayment to interest and vice versa : £50.00
•	Request to change a name on the mortgage : £50.00
•	Redemption administration charge : £90.00

Arrears Related Charges

•	Arrears administration fee (monthly) : £35.00
•	Arrears visit fee : £100.00
•	Debt rescheduling (per event) : £100.00
•	Unpaid items (cheques/direct debits) : £20.00
•	Formal demand fee : £30.00
•	Letter before legal action fee : £100.00

Litigation and Recovery

•	Appointment of a Law of Property Act Receiver together with any additional costs levied by solicitors acting on behalf of Aldermore Bank plc : £200.00
•	Appointment of an Administrator (if a limited company) together with any additional costs levied by solicitors acting on behalf of Aldermore Bank plc : £200.00
•	Repossession fee chargeable upon repossession of security together with any additional costs levied by solicitors, agents, contractors acting on behalf of Aldermore Bank plc £250.00
•	Cancellation of Possession Order fee chargeable upon repayment of arrears within 5 working days of possession proceedings or enforcement of possession order taking place : £50.00

All these charges are in addition to those outlined in the Bank's mortgage offer letter and legal charge, and are subject to annual review.

If you encounter difficulties maintaining regular payments please contact Collections Team on telephone number (01733) 362091